Exhibit 22


           SUBSIDIARIES OF FINGERHUT COMPANIES, INC.*

Names                                     State of Incorporation

Fingerhut Corporation                                 Minnesota
Fingerhut Financial Services Corporation              Minnesota
Tennessee Distribution, Inc.                          Minnesota
USA Direct Incorporated                               Minnesota




*The names of certain subsidiaries have been omitted because considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.




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